Exhibit T3A-32

Delaware	PAGE 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “COLUMBIA CARE I LLINOIS LLC”, FILED IN THIS OFFICE ON THE FIFTH DAY OF MARCH, A.D. 2014, AT 11:16 O‘CLOCK A.M.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State
5492843 8100	AUTHENTICTION: 1182411

140290118	DATE: 03-05-14

You may verify this certificate online
at corp. delaware. gov /authver. shtml

State of Delaware Secretary of State Division of Corporations Delivered 11:16 AM 03/05/2014 FILED 11:16 AM 03/05/2014 SRV 140290118 - 5492843 FILE

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

First: The name of the limited liability company is Columbia Care Illinois LLC

Second: The address of its registered office in the State of Delaware is 874 Walker Road, Suite C in the City of Dover Zip code 19904. The name of its Registered agent at such address is United Corporate Services, Inc.

Third: (Use this paragraph only if the company is to have a specific effective date of dissolution: “The latest date on which the limited liability company is to dissolve is ______.”)

Fourth: (Insert any other matters the members determine to include herein.)

In Witness Whereof, the undersigned have executed this Certificate of Formation this 3rd day of March, 2014.

By:	/s/ Robert K. Mayerson
Authorized Person (s)

Name:	Robert K. Mayerson